Exhibit 99.1

          LOGILITY REPORTS THIRD QUARTER OF FISCAL YEAR 2005 RESULTS

         REVENUES INCREASED 14% FOR THE QUARTER COMPARED TO LAST YEAR

    ATLANTA, March 3 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the third quarter of fiscal year 2005.

    Key financial highlights for Logility include:

     - Software license fees for the quarter ended January 31, 2005 were $2.7 million, an increase of 6% over the third quarter of fiscal 2004;

     - Services and other revenues for the quarter ended January 31, 2005 were $1.2 million, an increase of 9% over the third quarter of fiscal 2004;

     - Maintenance revenue fees for the quarter ended January 31, 2005 were $3.5 million, an increase of 22% over the third quarter of fiscal 2004;

     - Total revenues for the quarter ended January 31, 2005 were $7.4 million, an increase of 14% over the third quarter of fiscal 2004;

     - Total cash and investments as of January 31, 2005 were $23.1 million, a sequential increase of $2.1 million compared to October 31, 2004.

    GAAP net income was $84,000 or $0.01 per fully diluted share for the third quarter of fiscal 2005 compared to $1.1 million or $0.08 per fully diluted share for the third quarter of fiscal 2004. Adjusted net income for the quarter ended January 31, 2005, which excludes the net loss of Demand Management, was $628,000 or $0.05 per fully diluted share compared to $1.1 million or $0.08 for the same period last year.

    On September 30, 2004, Logility purchased certain assets and the distribution channel of privately-held Demand Management, Inc. (DMI), a St. Louis-based provider of supply chain planning systems marketed under the Demand Solutions brand, for approximately $8.7 million in cash. The third quarter 2005 results include Demand Management's results. DMI reported a $544,000 loss for the quarter. The loss was primarily due to the purchase accounting requirement to fair value DMI's deferred maintenance which lowers the maintenance revenue for GAAP reporting. For the third quarter ended January 31, 2005, DMI was operating cash flow positive by approximately $750,000.

    Total revenues for the nine months ended January 31, 2005 were $17.7 million compared to $17.0 million for the same period last year. Software license fees for both the nine months ended January 31, 2005 and the prior year were $4.8 million. Services and other revenues for the nine months ended January 31, 2005 were $3.6 million compared to $3.9 million for the same period last year. Maintenance revenues for the nine months ended January 31, 2005 were $9.2 million compared to $8.3 million for the same period last year. For the nine months ended January 31, 2005, the Company reported a GAAP net loss of $67,000, or loss per share of $0.01 compared to a GAAP net income of approximately $1.6 million or $0.12 per fully diluted share for the same period in the prior year. Adjusted net income for nine months ended January 31, 2005, which excludes the impact of the Demand Management acquisition, was $764,000 or $0.06 per fully diluted share compared to $1.6 million or $0.12 for the same period last year. Total DMI revenues for the three months and nine months ended January 31, 2005 were $2.0 million and $2.4 million.

    The Company is including adjusted net income and adjusted net income per share in the summary financial information provided with this press release as additional, supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net income and non-GAAP per share measures used by other companies. The company believes that this presentation of adjusted net income and adjusted net income per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

    "We are pleased with Logility's performance during the quarter, adding 21 new customers and contributing a significant sequential increase in cash of $2.1 million over the prior quarter. Additionally, we are happy with our progress integrating Demand Management, Inc. into the business," said J. Michael Edenfield, Logility president and Chief Executive Officer. "Across both the Logility Voyager Solutions(TM) and Demand Solutions(R) brands, our customers realize the smart application of supply chain technology will increasingly drive a competitive advantage through reduced costs and improved product availability."

    Highlights for the third fiscal quarter of 2005 include:

    Customers
     - Notable new and existing customers placing orders in the third quarter include Associated Grocers of Florida, Brown Shoe, Eaton Corporation, Hooker Furniture Corporation, Hyundai Motor Australia, Johnson Brothers, Kentucky Derby Hosiery, Parker Hannifin, SAKS Incorporated and a major household consumer products company.

     - During the quarter, software license agreements were signed with customers located in 11 countries including Australia, Brazil, Canada, China, Germany, Indonesia, Ireland, Mexico, New Zealand, the United Kingdom and the United States.

     - Robert Horne Group, the UK's leading supplier of paper, board and plastics to the visual communications industry, upgraded to Logility Voyager Solutions Version 7.0 using minimal resources. The solution will provide additional demand planning functionality including improved collaboration among internal departments and with suppliers.

     - AD Plastik, a Croatian plastics manufacturer that serves automotive and consumer goods markets, implemented Logility Voyager Solutions for improvements in manufacturing planning, inventory, labor reductions and customer service.

     - Smead Manufacturing Co., a leading manufacturer and distributor of paper filing supplies and records management software, was named a finalist for Managing Automation magazine's first annual Progressive Manufacturing Awards for supply chain mastery. Smead used Logility Voyager Solutions to support a significant growth in revenue while increasing inventory turns, achieving higher customer order fill rates, increasing visibility of available inventory, and improving collaboration with customers as well as internal departments.

     - In the Top 100 Consumer Goods Registry, an annual survey by Consumer Goods Technology magazine, Logility supply chain solutions are used by 33 percent of the companies that made the cut. Logility Voyager Solutions or Demand Solutions are used by:

        *   60 percent of the top 10 health and pharmacy companies
        *   45 percent of the top 20 consumer packaged goods companies
        *   35 percent of the top 20 food companies
        *   35 percent of the top 20 footwear and apparel companies
        *   30 percent of the top 10 health and beauty companies
        *   30 percent of the top 10 housewares and appliances companies
        *   15 percent of the top 20 beverage companies

    Products and Technology
     - Logility announced general availability of Radio Frequency Identification
       (RFID) capabilities in Logility Voyager WarehousePRO(R). The latest release of Voyager WarehousePRO includes built-in support of RFID technology at the carton, pallet, and container level. Logility's built-in approach enables customers to implement and upgrade quickly, limits custom integration, delivers immediate benefits and lays the foundation for future expansion of RFID to supply chain planning applications. RFID support is included in the standard WarehousePRO product, and is available at no additional cost to Logility customers active on maintenance programs.

     - Demand Management, Inc., a wholly owned subsidiary of Logility, announced the availability of Demand Solutions Collaborate for seamless integration of supply chain information. The Web-based addition to DS One simplifies collaboration between buyers and sellers to make demand- driven supply networks a reality.

     - Logility announced the details of Connections 2005: Catch the Wave-Supply Chain ROI conference to be held March 16-18, 2005, in Atlanta, Georgia, at the InterContinental Hotel in Buckhead. The event offers attendees the opportunity to hear best practices from industry peers, learn valuable tips for maximizing return on investment, and gain insight from leading supply chain experts to help prepare for the next wave of demand-driven supply chain improvement. Scheduled company speakers include Remy International, Williamson-Dickie Manufacturing, SKF Italy, Tiffany & Co., Potlatch, A.O. Smith, Logility and others.

     - RIS News magazine named Logility to its Leaderboard 2004, an elite gathering of the retail industry's top software vendors. The rankings are based on results from a reader survey conducted in late 2004.

    About Logility
    With more than 1,100 customers worldwide, Logility is the leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point- of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Bissell, BP (British Petroleum), Huhtamaki UK, Hyundai Motor America, Katun Corporation, Leviton Manufacturing Company, McCain Foods, Mill's Pride, Pernod Ricard, Rand McNally, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com .

    Forward-Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206; INTERNET:
www.logility.com or E-mail: askLogility@logility.com.

    Logility Voyager Solutions is a trademark of Logility and Demand Solutions is a registered trademark of Demand Management. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                                 LOGILITY, INC.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                         Third Quarter Ended                     Nine Months Ended
                                             January 31,                            January 31,
                                 ------------------------------------   ------------------------------------
                                                              Pct                                    Pct
                                    2005         2004         Chg.        2005          2004         Chg.
                                 ----------   ----------   ----------   ----------   ----------   ----------
Revenues:
  License                        $    2,721   $    2,562            6%  $    4,791   $    4,847           (1)%
  Services & other                    1,220        1,120            9%       3,628        3,855           (6)%
  Maintenance                         3,464        2,832           22%       9,248        8,341           11%
    Total Revenues                    7,405        6,514           14%      17,667       17,043            4%
Cost of Revenues:
  License                             1,311        1,076           22%       3,011        3,045           (1)%
  Services & other                      671          611           10%       1,921        1,978           (3)%
  Maintenance                           987          461          114%       2,059        1,363           51%
    Total Cost of Revenues            2,969        2,148           38%       6,991        6,386            9%
Gross Margin                          4,436        4,366            2%      10,676       10,657            0%
Operating expenses:
  Research and development            1,591        1,337           19%       4,326        4,097            6%
  Less: capitalized
   development                         (703)        (801)         (12)%     (2,084)      (2,452)         (15)%
  Sales and marketing                 2,126        1,985            7%       5,762        5,205           11%
  General and administrative          1,309          901           45%       2,799        2,382           18%
  Acquisition related
   amortization of intangibles           79           --           nm          117           --           nm
    Total operating expenses          4,402        3,422           29%      10,920        9,232           18%
Operating income(loss)                   34          944          (96)%       (244)       1,425           nm
  Other income                           50          109          (54)%        177          219          (19)%
Income (loss) before income
 taxes                                   84        1,053          (92)%        (67)       1,644           nm
   Income tax provision                  --           --           --           --           --           --
Net Income (loss)                $       84   $    1,053          (92)% $      (67)  $    1,644           nm
Earnings(loss) per common
 share - Basic                   $     0.01   $     0.08          (88)% $    (0.01)  $     0.13           nm
Earnings(loss) per common
 share - Diluted                 $     0.01   $     0.08          (88)% $    (0.01)  $     0.12           nm
Weighted average number of
 common shares
    Basic                            12,963       13,111                    13,023       13,117
    Diluted                          13,183       13,343                    13,023       13,323
Reconciliation of Adjusted
 Net Income:
Net Income (loss)                $       84   $    1,053                $      (67)  $    1,644
Demand Management Acquisition          (544)          --                      (831)          --
Adjusted Net Income              $      628   $    1,053                $      764   $    1,644
Adjusted Net Income per
 Diluted Share                   $     0.05   $     0.08                $     0.06   $     0.12

nm- not meaningful

                     Consolidated Balance Sheet Information
                                 (in thousands)
                                   (Unaudited)

                                       January 31,
                                  -----------------------
                                     2005         2004
                                  ----------   ----------
Cash and Short & Long term
 investments                      $   23,133   $   29,370
Accounts Receivable:
   Billed                         $    5,498        3,142
   Unbilled                       $      696        1,166
Total Accounts Receivable, net    $    6,194        4,308
Prepaids & Other Current Assets   $    1,876          482
Non-current Assets                $   15,507        7,683
     Total Assets                 $   46,710   $   41,843
Accounts Payable                  $      525   $      391
Other Current Liabilities         $    6,578        3,952
Deferred Revenues                 $    8,128        5,138
Shareholders' Equity              $   31,479       32,362
     Total Liabilities &
      Shareholders' Equity        $   46,710   $   41,843

SOURCE  Logility, Inc.
    -0-                             03/03/2005
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call:  http://www.prnewswire.com/comp/120967.html /
    /Web site:  http://www.logility.com /
    (LGTY AMSWA)